CERTIFICATE OF TRUST

OF

XTF ADVISORS TRUST

This Certificate of Trust (this “Certificate”), executed by the undersigned trustee, is filed in accordance with the provisions of the Treatment of Delaware Statutory Trusts (12 Del. Code Ann. Tit. 12 Section 3801 et seq.) (the “Act”) and sets forth the following:

1.

The name of the trust is: XTF Advisors Trust (the “Trust”).

2.

The business address of the registered office of the Trust and of the registered agent of the Trust is:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

3.

This Certificate is effective upon filing.

4.

The Trust is a Delaware statutory trust to be registered under the Investment Company Act of 1940, as amended. Notice is hereby given that the Trust shall consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series.

IN WITNESS WHEREOF, the undersigned, being the initial Trustee, has executed this Certificate on this 9th day of October 2006.

/s/ Michael J. Woods

Michael J. Woods

Sole Trustee